EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 5, 2005, except for Note 14 which is as of June 10, 2005, relating to the financial statements and financial statement schedule of Micrus Endovascular Corporation, which appear in the Registration Statement on Form S-1/A (No. 333-123154).

/S/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
June 29, 2005